As filed with the Securities and Exchange Commission on August 26, 2008
Registration No. 333-151897

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
ON
FORM S-8
TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SMITH INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-3822631
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

16740 East Hardy Road
Houston, Texas (Address of Principal Executive Offices)	77032 (Zip Code)

W-H ENERGY SERVICES, INC. 2006 STOCK AWARDS PLAN
W-H ENERGY SERVICES, INC. 1997 STOCK OPTION PLAN, AS RESTATED
(Full Title of Plans)

Richard E. Chandler, Jr.
Senior Vice President, General Counsel and Corporate Secretary
Smith International, Inc.
16740 East Hardy Road
Houston, Texas 77032
(281) 443-3370
(Name and Address of Agent for Service)
Copies to:
Daniel A. Neff
David E. Shapiro
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
(212) 403-1000

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum	Amount of
of Securities to Be	Amount to Be	Offering Price	Aggregate Offering	Registration
Registered	Registered (2)(3)	Per Share	Price	Fee (3)
Common stock, par value $1.00 per share (together with the associated preferred share purchase rights)(1)	69,334 shares	N/A	N/A	N/A

(1)	Each share of Smith common stock includes a right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, pursuant to the Rights Agreement, dated as of June 8, 2000, as amended, between Smith International, Inc. (“Smith”) and First Chicago Trust Company of New York, as rights agent.

(2)	This Post-Effective Amendment No. 1 on Form S-8 covers up to 69,334 shares of common stock, par value $1.00 per share, of Smith originally registered on Smith’s Registration Statement on Form S-4 (File No. 333-151897), as amended, initially filed with the Securities and Exchange Commission (“SEC”) on June 24, 2008, to which this Amendment relates (the “Registration Statement”).

(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plans.

(4)	Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the filing of the Registration Statement.

EXPLANATORY NOTE
     Smith International, Inc., a Delaware corporation (“Smith”), hereby amends its Registration Statement on Form S-4 (File No. 333-151897), which was declared effective on August 18, 2008 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to up to 69,334 shares of Smith common stock, par value $1.00 per share (“Smith Common Stock”), that are issuable by Smith upon the exercise of stock options granted under W-H Energy Services, Inc. 2006 Stock Awards Plan and the W-H Energy Services, Inc. 1997 Stock Option Plan, as restated (collectively, the “Plans”). All such shares of Smith Common Stock were originally registered on the Form S-4.
     On August 25, 2008, Whitehall Acquisition Corp., a Texas corporation and wholly owned subsidiary of Smith (“Acquisition”), merged (the “Merger”) with and into W-H Energy Services, Inc. (“W-H”) pursuant to an Agreement and Plan of Merger, dated as of June 3, 2008, by and between Smith, Acquisition and W-H (the “Merger Agreement”). Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding option to acquire W-H common stock, par value $0.0001 per share (“W-H Common Stock”), granted under the Plans was assumed by Smith and converted into an option to purchase, on the same terms and conditions as applied to each such option immediately prior to the effective time of the Merger, the number of whole shares of Smith Common Stock that is equal to the number of shares of W-H Common Stock subject to such option immediately prior to the effective time multiplied by 1.1990 (rounded down to the nearest whole share), at an exercise price per share of Smith Common Stock equal to the per-share exercise price of such option divided by 1.1990 (rounded up to the nearest whole penny).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Information required by Part I of Form S-8 (Items 1 and 2) will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Smith with the Commission pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:
   (a) Annual Report on Form 10-K for the year ended December 31, 2007 (of which Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 8, Financial Statements and Supplementary Data, have been replaced by the Management’s Discussion and Analysis of Financial Condition and Results of Operations and Financial Statements and Supplementary Data included in our Current Report on Form 8-K dated August 15, 2008, which is incorporated by reference herein).
   (b) Quarterly Reports on Form 10-Q for the three months ended March 31, 2008, filed on May 12, 2008, and the six months ended June 30, 2008, filed on August 11, 2008.
   (c) Current Reports on Form 8-K filed January 29, 2008, April 22, 2008, April 29, 2008, May 19, 2008, June 5, 2008, June 25, 2008, July 22, 2008, July 24, 2008, August 15, 2008 and August 25, 2008 (to the extent filed and not furnished).
   (d) The description of Smith Common Stock contained in the registration statement on Form 8-B filed with the Commission on May 25, 1983, as amended by Form 8 filed on August 26, 1991, including any additional amendments that Smith may have filed in the past, or may file in the future, for the purpose of updating the description of Smith Common Stock.
     All documents subsequently filed by Smith pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered under the Plans have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

     Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequent filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power, under specified circumstances, to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with an action or proceeding to which he or she is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter therein. Indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the General Corporation Law of the State of Delaware. A corporation also has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against such person or incurred by such person in any capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the law.
     Our restated certificate of incorporation and the amended bylaws extend indemnification rights to our directors, officers, employees and agents to the fullest extent authorized by the General Corporation Law of the State of Delaware. The restated certificate of incorporation and the amended bylaws also permit us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of ours against any liability asserted against such person and incurred by such person in such capacity, whether or not we would have the power or the obligation to indemnify such person against such liability. Reference is made to our restated certificate of incorporation and amended bylaws.
     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director of the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. Our restated certificate of incorporation contains such a provision, and further provides that if the General Corporation Law of the State of Delaware is amended to further eliminate or limit the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     The above discussion of our restated certificate of incorporation and amended bylaws and of Sections 102(b)(7) and 145 of the General Corporation Law of the State of Delaware is not intended to be exhaustive and is qualified in its entirety by such restated certificate of incorporation, amended bylaws and statutes.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Exhibits designated with an “*” are filed as an exhibit to this post-effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4. Exhibits previously filed as indicated below are incorporated by reference.

Exhibit
Number	Description of Exhibit
4.1
Restated Certificate of Incorporation of Smith International, Inc. (the “Company”), dated July 26, 2005, as amended. Filed as Exhibit 3.1 to the Company’s report on Form 10-Q for the quarter ended June 30, 2008 and incorporated herein by reference.

4.2	Amended and Restated Bylaws of the Company. Filed as Exhibit 3.1 to the Company’s report on Form 8-K dated April 23, 2008 and incorporated herein by reference.
4.3
Rights Agreement, dated as of June 8, 2000, between the Company and EquiServe Trust Company, N.A. (formerly First Chicago Trust Company of New York), as Rights Agent. Filed as Exhibit 4.1 to the Company’s registration statement on Form 8-A dated June 15, 2000 and incorporated herein by reference.

4.4
Amendment to Rights Agreement dated June 8, 2000, by and among the Company and EquiServe Trust Company, N.A. (formerly First Chicago Trust Company of New York) and effective as of October 1, 2001. Filed as Exhibit 4.1 to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference.

4.5
Amendment No. 2 to Rights Agreement by and among the Company and EquiServe Trust Company, N.A. and effective as of December 31, 2002. Filed as Exhibit 4.3 to the Company’s annual report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

5.1
Opinion of Wachtell, Lipton, Rosen & Katz regarding legality of securities being registered (contained in the pre-effective Amendment No. 3 to Form S-4 previously filed on August 15, 2008 to which this post-effective Amendment No. 1 relates).

23.1*	Consent of Deloitte & Touche LLP.
23.2
Consent of Wachtell, Lipton, Rosen & Katz for opinion regarding legality of securities being registered (included as part of its opinion filed as Exhibit 5.1 to pre-effective Amendment No. 3 to Form S-4 previously filed on August 15, 2008 to which this post-effective Amendment No. 1 relates and incorporated herein by reference).

24	Powers of Attorney (contained in the Form S-4 previously filed on June 24, 2008).
     We hereby undertake that we will submit or have submitted the Plans and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and have made or will make all changes required by the IRS in order to qualify the Plans.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 26, 2008.

SMITH INTERNATIONAL, INC.
By:	/s/ Richard E. Chandler, Jr.
	Name:	Richard E. Chandler, Jr.
	Title:	Senior Vice President, General Counsel and Corporate Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Doug Rock	Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer	August 26, 2008

* Margaret K. Dorman	Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	August 26, 2008

* Loren K. Carroll	Director	August 26, 2008

* Dod A. Fraser	Director	August 26, 2008

* James R. Gibbs	Director	August 26, 2008

Signature	Title	Date

* Robert Kelley	Director	August 26, 2008

Luiz Rodolfo Landim Machado	Director

* John Yearwood	Director	August 26, 2008

*By:	/s/ Richard E. Chandler, Jr.
Richard E. Chandler, Jr.
Attorney-in-Fact

EXHIBIT INDEX
     Exhibits designated with an “*” are filed as an exhibit to this post-effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4. Exhibits previously filed as indicated below are incorporated by reference.

Exhibit
Number	Description of Exhibit
4.1
Restated Certificate of Incorporation of Smith International, Inc. (the “Company”), dated July 26, 2005, as amended. Filed as Exhibit 3.1 to the Company’s report on Form 10-Q for the quarter ended June 30, 2008 and incorporated herein by reference.

4.2	Amended and Restated Bylaws of the Company. Filed as Exhibit 3.1 to the Company’s report on Form 8-K dated April 23, 2008 and incorporated herein by reference.
4.3
Rights Agreement, dated as of June 8, 2000, between the Company and EquiServe Trust Company, N.A. (formerly First Chicago Trust Company of New York), as Rights Agent. Filed as Exhibit 4.1 to the Company’s registration statement on Form 8-A dated June 15, 2000 and incorporated herein by reference.

4.4
Amendment to Rights Agreement dated June 8, 2000, by and among the Company and EquiServe Trust Company, N.A. (formerly First Chicago Trust Company of New York) and effective as of October 1, 2001. Filed as Exhibit 4.1 to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference.

4.5
Amendment No. 2 to Rights Agreement by and among the Company and EquiServe Trust Company, N.A. and effective as of December 31, 2002. Filed as Exhibit 4.3 to the Company’s annual report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

5.1
Opinion of Wachtell, Lipton, Rosen & Katz regarding legality of securities being registered (contained in the pre-effective Amendment No. 3 to Form S-4 previously filed on August 15, 2008 to which this post-effective Amendment No. 1 relates).

23.1*	Consent of Deloitte & Touche LLP.
23.2
Consent of Wachtell, Lipton, Rosen & Katz for opinion regarding legality of securities being registered (included as part of its opinion filed as Exhibit 5.1 to pre-effective Amendment No. 3 to Form S-4 previously filed on August 15, 2008 to which this post-effective Amendment No. 1 relates and incorporated herein by reference).

24	Powers of Attorney (contained in the Form S-4 previously filed on June 24, 2008).